Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of NeoCryo Inc (the “Company”) on Form F-4 of our report dated February 26, 2026, with respect to our audit of the financial statements of Blueport Acquisition Ltd as of December 31, 2025, and for the period January 13, 2025 (inception) through December 31, 2025, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Adeptus Partners, LLC

Adeptus Partners, LLC

Ocean, New Jersey

October 28, 2026